UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2024

HIMALAYA TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its Charter)

nevada	000-55282	26-0841675
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

108 Scharberry Lane #2, Mars, PA 16046

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	HMLA	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

Himalaya Technologies, Inc. is referred to herein as “Himalaya”, “we”, “us”, or “the Company”.

Item 7.01 Regulation FD Disclosure.

We are providing the following information to update investors on material disclosures made in social media and through communications to shareholders and creditors:

FOMO Healthy Energy Beverage Formulation Update:

On February 29, 2024, Stellar Chemical Corp. (https://www.stellarchemicalcorp.com/), the manufacturer of our planned healthy energy drink under the “FOMO” notice of allowance for trademark, finalized its powder formulation and shipped test samples to us, our advisors, and certain third parties. Pending our approval of the fruit flavoring and sweetness, we intend to launch online sales and target points of sale this month and begin to generate revenues. Thereafter, we intend to engage the manufacturer to can the product as a beverage to be called “FOMO Healthy Energy”, at which time we believe the USPTO will grant us the trademark providing sustainable value to our brand and aiding growth. We are assessing the viability of spinning this business out into its own standalone public entity and/or entering into a licensing arrangement with a larger branded beverage manufacturer in the future.

Everest Media, Inc. Social Networks Update:

Our outsourced Web programming group, Brokerwebs, has completed testing migration of our subsidiary Everest Media, Inc.’s social networks to mobile apps using automated platforms that accelerate such deployment with reduced costs. Management believes migration of the social sites to mobile apps will allow them to experience viral growth. We are using our legacy social site Kanab.Club as a testbed, after which time we intend to reskin it for mainstream social networks under the brand Goccha! and other. Our Board of Directors has resolved to market the Kanab.Club site for sale to third parties, and we are now in discussions to divest the property to an organization capable of growing it. In a sale or joint venture transaction, we intend to keep the code to the platform which we developed since 2019. There are no assurances we will be able to finance or complete a transaction with any entity. A video of the test migration of our social site to a mobile app can be found here:

https://drive.google.com/file/d/1qsSLtWWnsQQnICNygbUpi1JPc2CtpK4n/view?usp=sharing

Unsolicited Crypto M&A Proposal:

On March 2, 2024, we received an unsolicited proposal to acquire cryptocurrency assets and web properties including a NFT (non-fungible token) minting engine, P2P sports betting platform, mystery box prize center, and access to a proprietary payment engine integrating 1,000 crypto coins and tokens as well as fiat currencies targeting millions of merchants through Web3 software and platform as a service operators. We believe these assets could have synergies with the social network platforms and ERC20 token @ www.theeveresttoken.com being developed by our subsidiary Everest Networks, Inc. There are no assurances we will be able to finance or complete a transaction with this entity.

Crypto Judgment Update Vikram Grover, CEO:

The aforementioned crypto assets have been developed by a third party entity also developing a cryptocurrency exchange owned by a company subject to a $57.9 million judgment in Federal Court that is in the final stages of its legal process with our CEO Vikram Grover. The lawsuit includes default judgments against corporate defendants Net Savings Link, Inc. (OTC: NSAV), China Food and Beverage Company (OTC: CHIF), and Wilton Cos. et al., none of which appealed them after they were granted on or around December 5, 2023. NSAV’s President James Tilton, representing himself pro se, submitted his final response on February 21, 2024 and Mr. Grover submitted his final response and request for summary judgment against Mr. Tilton on February 28, 2024. There are no additional appearances or extensions granted by the Court to any party. Mr. Grover has indicated to us and shareholders that he is discussing with his advisors on how to enforce the judgments, if and when finalized by the Court, such that he can invest and/or assign some portion of the judgments to us and to our affiliate FOMO WORLDWIDE, INC. (OTC: FOMC/FOMCD changing to IGOT 03/21/2024) through direct investment and/or via a tender offer for common shares of both Companies.

Offer Made to Acquire Telehealth Technology Company:

On March 3, 2024, we offered to acquire the assets, including intellectual property, trademarks, websites, sales funnel, prototypes, and working capital, of a U.S. based manufacturer of intelligent medical cabins and smart chairs that enable remote diagnostics of patients using a number of onboard tests and broadband bandwidth to connect to remote medical personnel, potentially improving wait times for medical appointments and reducing healthcare costs among other benefits. We are currently negotiating the terms of the transaction which propose the issuance of a minority % of our share structure in Restricted Preferred Stock with earnouts based on R&D milestones and revenue growth for the next few years, after which time the business can be spun-out/spun-off to shareholders. We are in discussions with other healthcare entities to add synergies to this initial healthcare tech target. There are no assurances we will be able to finance or complete a transaction with this entity or any other entity in this field.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIMALAYA TECHNOLOGIES, INC.

Date: March 4, 2024	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer